Blazzard, Grodd & Hasenauer, P.C.
943 Post Road East
Westport, CT 06880
(203) 226-7866


February 23, 1996

Board of Directors
Cova Financial Life Insurance Company
One Tower Lane, Suite 3000
Oakbrook Terrace, IL 60181-4644

RE: Opinion of Counsel - Cova Variable Annuity Account Five

Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of Form 24F-2 with respect to Cova Variable Annuity Account Five.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

     1. Cova Variable Annuity Account Five is a Unit Investment Trust as that term is defined in Section 4(2) of the the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

     2. Upon the acceptance of purchase payments made by a contract owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such contract owner will have a legally-issued, fully paid and non-assessable contractual interest in Cova Variable Annuity Account Five.

This opinion is limited solely to its use as an exhibit to your Form 24F-2 filed pursuant to Rule 24f-2.

Sincerely,

BLAZZARD, GRODD & HASENAUER, P.C.


By: /S/ LYNN KORMAN STONE
    ___________________________________
         Lynn Korman Stone